Exhibit 99.1

SS Innovations Appoints Naveen Kumar Amar as Chief Financial Officer

Fort Lauderdale, FL – September 26, 2025 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (Nasdaq: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced the appointment of Naveen Kumar Amar as the Company’s Chief Financial Officer, effective September 24, 2025. Mr. Amar is assuming the Chief Financial Officer role, on a permanent basis, from Dr. Vishwa Srivastava, who has served as the Company’s Interim Chief Financial Officer since July 2025. Dr. Vishwa Srivastava will continue in his capacity as the Company’s Chief Executive Officer – Asia Pacific.

Mr. Amar brings to SS Innovations more than 25 years of global finance leadership experience spanning a wide range of industries and geographies. During his career, he has amassed expertise in financial accounting and reporting, planning and analysis, budgeting, forecasting, corporate finance, treasury operations, governance, internal controls, and both U.S. and Indian GAAP, among other areas. He has been recognized as one of India’s top financial executives by various publications and organizations, including Forbes India magazine, Forbes Asia magazine, CFO India Forum, and Chartered Institute of Management Accountants, London.

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, commented, “Amar brings to SS Innovations a strong track record of building best-in-class finance operations, effective cross-functional teams, and successful businesses across diverse industries and geographies. We are thrilled to welcome a seasoned financial executive of his caliber to our leadership team as we expand the global presence of our advanced, cost-efficient SSi Mantra surgical robotic system.”

Mr. Amar added, “I am honored to be joining SS Innovations at this exciting stage in its journey to democratize access to advanced surgical robotic care and I look forward to helping the team drive growth and deliver sustainable long-term shareholder value.”

Most recently, Mr. Amar has provided virtual CFO services to clients based in the United States, Canada and the United Kingdom. Among his previous positions, Mr. Amar served as Head of Finance & Commercial for SpiceXpress, the cargo division of SpiceJet; Global CFO for Munch Ado India Private Ltd., a software enterprise technology provider; Senior Vice President – Finance & Compliance and Company Secretary for MSD Wellcome Trust Hilleman Laboratories Private Ltd., a global vaccine manufacturer; Chief Financial Officer – India & Australia and Company Secretary for EDirect Proprietary Ltd., a telecommunications provider; and India Manager – Financial Consolidation and Company Secretary for GE India.

Mr. Amar graduated with a Bachelor of Commerce degree from the University of Delhi and received a post graduate diploma in Business Management from All India Management Association’s Centre of Management Education. In addition, he earned the Chartered Accountant designation from the Institute of Chartered Accountants of India as well as the Company Secretary designation from the Institute of Company Secretaries of India.

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of surgical procedures including robotic cardiac surgery. An American company headquartered in India, SS Innovations plans to expand the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra surgical robotic system is a user-friendly, modular, multi-arm system with many advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery. The SSi Mantra has been clinically validated in India in more than 100 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kahl@theequitygroup.com

Devin Sullivan, Managing Director

T: (212) 836-9608

dsullivan@theequitygroup.com

Media Contact:

RooneyPartners LLC

Kate Barrette

T: (212) 223-0561

kbarrette@rooneypartners.com